UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2012

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	1-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

As previously disclosed in Portland General Electric Company’s (PGE’s or the Company’s) 2011 Form 10-K, in 2004, the co-owners (PGE, Eugene Water & Electric Board, and PacifiCorp, collectively referred to as Plaintiffs) of the Trojan nuclear power plant (Trojan) filed a complaint against the United States Department of Energy (USDOE) for failure to begin accepting spent nuclear fuel by January 31, 1998. PGE had contracted with the USDOE for the permanent disposal of spent nuclear fuel in order to allow for the final decommissioning of Trojan and paid for permanent disposal services during the period of plant operation. The Plaintiffs were seeking approximately $112 million in damages incurred through 2009. A trial before the U.S. Court of Federal Claims commenced in the fourth quarter of 2011 and concluded in early 2012.

On November 30, 2012, the United States Court of Federal Claims issued a judgment awarding certain damages to the Plaintiffs. The judgment does not state the precise amount of the damages award, but directs the parties to consult and propose by January 7, 2013 a final amount for the Plaintiffs’ recovery that is based on certain adjustments specified in the court's ruling. PGE estimates that the total amount of the award, as calculated pursuant to the judgment, will range from approximately $60 million to $70 million. Any award amount would be allocated to the Plaintiffs on a pro-rata basis in accordance with their respective ownership share of Trojan. Accordingly, PGE’s share of that amount would be 67.5 percent.

PGE cannot determine whether or when any award amounts will be received or if the judgment will be appealed. Since PGE customers have paid for the Trojan decommissioning activities, any award amounts ultimately received by PGE for its ownership share would be deferred and returned to PGE customers based upon direction from the Oregon Public Utility Commission in a future regulatory proceeding and would not have an impact on the Company’s earnings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	December 7, 2012	By:	/s/ Maria M. Pope
Maria M. Pope
Senior Vice President, Finance, Chief Financial Officer, and Treasurer

3